EXHIBIT 10.6


                                    AGREEMENT

This Agreement is between Tasty Fries, Incorporated, 650 Sentry Parkway, Suite One, Blue Bell, Pennsylvania 19422, and Whetstone Ventures Corporation, Inc., a Pennsylvania Corporation, located at 11 Waterfront Estates, Estates Drive, [E.W][ECK] Lancaster, Pennsylvania 17602 executed this April day of 30th, 1996. In consideration of the mutual covenants herein and intending to be legally bound hereby, the parties agree as follows:

         WHETSTONE VENTURES CORPORATION. INC. DUTIES

         Tasty Fries, Inc., hereby authorizes whetstone Ventures Corporation, Inc. on a non-exclusive basis to: a) sell shares of its common stock, b) promote the sale of Tasty Fries Inc. common stock, c) act as a market analyst d) assist in the promotion and good will of Tasty Fries, Inc. e) act as a consultant in business matters f) act as a consultant in the development of an investor base. Whetstone Ventures Corporation, Inc. will use its best efforts to represent, introduce and present the products, interests and goals of Tasty Fries, Inc. to the general public and investment community. Additionally, Whetstone Ventures Corporation, Inc. will promote Tasty Fries Inc., through any publications, seminars, conventions and media which would be mutually agreeable to both parties.

         TERM

         The initial term of this Agreement shall be for the time period required for Whetstone Ventures Corporation, Inc., to complete and comply with the terms of the Stock Purchase Agreement executed between Tasty Fries, Inc., and Whetstone Ventures Corporation, Inc., dated and executed on the 30th day of April, 1996 including the registration of all common stock contemplated by the aforesaid Stock Purchase Agreement. Thereafter, this Agreement shall be in effect for a period of five (5) years from the date of the registration of all stock contemplated by the aforementioned Stock Purchase Agreement.

         EQUITY COMPENSATION

         In consideration for the services to be provided by Whetstone Ventures Corporation, Inc., those contemplated by this Agreement and the aforementioned Stock Purchase Agreement, and if Whetstone Ventures Corporation, Inc., is successful in retaining investors to purchase Tasty Fries, Inc., restricted common stock and providing Tasty Fries, Inc. with working capital, Tasty Fries, Inc., agrees to pay Whetstone Ventures Corporation, Inc. equity compensation in the form of restricted shares of common stock. The number of shares to be received by Whetstone Ventures Corporation, Inc. shall be as follows:

         i) 5,000,000 shares of restricted pre reverse split common stock to be paid upon the registration of all common restricted stock contemplated by the Stock Purchase Agreement executed on the 30th day of April, 1996.

         ii) Thereafter, Whetstone Ventures Corporation, Inc. shall receive 750,000 shares of restricted common stock each year for a term of five (5) years. Such stock shall be subject to



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the pending reverse split contemplated by the Stock Purchase Agreement executed on the 30th day of April, 1996. (i.e.) 10 to 1 reverse split would result in Whetstone Ventures Corporation, Inc., receiving 75,000 shares of restricted common stock per year for a term of five (5) years.

      APPLICABLE LAW

      This Agreement is governed by and constructed under the laws of the Commonwealth of Pennsylvania. Any action brought by either party to enforce or interpret this Agreement or any part thereof shall be brought in an appropriate Federal Court.

      CONFIDENTIALITY

         In consideration of the execution of this Agreement, Whetstone Venture Corporation, Inc. agrees that, during the term of the Agreement and for a period of on year following its termination, they will abide by all of the following provisions:

     1) For the purposes of this section of the Agreement, the term Confidential Information shall mean information about Tasty Fries, Inc.'s business, marketing, advertising, promotion, publicity, research, finances, accounting, trade secrets, business plans or the name of one or any group listing of actual or potential Tasty Fries, Inc., customers or any customer-specific information or that of Whetstone Ventures Corporation, Inc. which: a) has been disclosed or otherwise become known to Whetstone Venture Corporation, Inc. or Tasty Fries, Inc. as a result of providing consulting services to Tasty Fries, Inc. under this section of the Agreement; and b) is not otherwise information available to the public and c) is maintained as confidential by Tasty Fries, Inc. and/ or Whetstone Venture Corporation, Inc..

     2) Whetstone Venture Corporation, Inc. and Tasty Fries, Inc. shall not directly or indirectly divulge, furnish, use, publish or otherwise make accessible to any person or entity, any Confidential Information except in the performance of providing consulting and other services in accordance with the terms and conditions of this Agreement. Any confidential Information prepared by Whetstone Venture Corporation, Inc. or coming into Whetstone Venture Corporation, Inc.'s possession as a result of providing services, as required by this Agreement, are and shall remain Tasty Fries, Inc.'s Confidential Information, shall be protected as such by Whetstone Venture Corporation, Inc. and shall be returned to Tasty Fries, Inc. upon termination of this Agreement. Any Confidential Information prepared by Tasty Fries, Inc.. or coming into Tasty Fries, Inc.'s possession as a result of Whetstone Ventures Corporation, Inc. services are and shall remain Whetstone Venture Corporation, Inc.'s Confidential Information, shall be protected as such by Tasty Fries, Inc. and shall be returned to Whetstone Venture Corporation, Inc. upon termination of this Agreement.



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         By signing this Agreement whetstone Venture Corporation, Inc.
acknowledges complete understanding of said Agreement and will comply with the terms and conditions set forth in this Agreement.

Whetstone Ventures Corporation, Inc.


By:  /S/L. ERIC WHETSTONE                     /S/IRENE T. KELLY
    -----------------------------             ----------------------------
         L. Eric Whetstone [President]               Witness


Tasty Fries, Inc.


By:  /S/EDWARD C. KELLY                       /S/JAMES L. SPEILMAN
    -----------------------------             ----------------------------
         Edward C. Kelly                             Witness